EXHIBIT 1

ISS AND EGAN JONES RECOMMEND THAT VIVUS STOCKHOLDERS VOTE FOR FIRST MANHATTAN’S NOMINEES FOR ELECTION TO VIVUS BOARD

ISS Recommends That Vivus’ Stockholders Do Not Vote Vivus’ Gold Proxy Card

NEW YORK – July 5, 2013 – First Manhattan Co. (“FMC”), an owner-managed and operated investment advisory firm and the owner of approximately 9.9 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today announced that two leading proxy advisory firms, Institutional Shareholder Services Inc. ("ISS") and Egan Jones Proxy Services (“Egan Jones”) have recommended that Vivus stockholders vote for the election of FMC director nominees to the Vivus board of directors. Egan Jones recommends that stockholders vote for all nine of FMC’s nominees on the WHITE proxy card. ISS recommends a vote for three of FMC’s nominees on the WHITE proxy card. ISS recommends that stockholders do not vote Vivus’ gold proxy card.

In their reports both ISS and Egan Jones acknowledge the need for change at Vivus and recognize the value that FMC’s nominees will bring:

•	“The dissidents have also presented a strong slate of nominees, many of whom would significantly enhance the board’s ability to address these issues.”[1]

•	“The dissidents' nominees appear highly qualified and we recommend a vote "FOR" this Proposal on the WHITE proxy card provided by the dissidents.”[2]

•	“Given that results have been wildly incommensurate with either expectations or expense, the opacity of the rapidly increasing SG&A expense, and the ongoing lack of a meaningful partner and clear path to successful commercialization, the dissidents have made a compelling case that the board would benefit from some increased oversight of the recently remodeled launch as well as a greater investor perspective and focus on the board.”[1]

•	“We are convinced that election of the dissidents's slate of nominees to the Company’s board of directors would work to the benefit of the shareholders, based upon the caliber of their experience and credentials.”[2]

•	“The dissidents have made a compelling case that a change in the composition of the board is necessary, and have proposed a slate that includes several nominees—Denner, Astrue, and Norton—who appear to have the valuable commercial launch experience and investor perspective necessary to ensure appropriate board [oversight] during this critical

1 ISS report; July 3, 2013

2 Egan Jones report; July 3, 2013

phase of Qsymia’s commercialization. As such, we recommend that shareholders vote FOR dissident nominees Denner, Astrue, and Norton on the WHITE CARD.”[1]

•	“We believe that under the current board and management, Qsymia’s (and therefore the Company's) potential has not been realized and that a change in the Company's leadership should lead to unlocking the potential value of Qsymia and also lead to increases shareholder value.”[2]

•	“Our belief that the dissidents make a compelling argument that their plans will improve the Company’s financial performance, the Company's status in the biopharmaceutical industry, and lead to increases in shareholder value.”[2]

ISS and Egan Jones agree with FMC’s criticisms of Vivus’ management and sitting board:

•	“…[Qsymia] was launched nearly a year ago, and is now a wasting asset in market without a partner to help commercialize it.”[1]

•	“…the rapidly rising SG&A costs without corresponding revenue to support that level of spending are concerning, particularly as the company prepares to ratchet up spending even further with its retail launch in July and a direct-to-consumer advertising campaign.”[1]

•	“[Vivus’] steps to date, however, have not translated into a meaningful level of sales [of Qsymia], nor is it clear—particularly looking at the size of the sales force, and the size of the physician group they will target, and the lack of a partner who could help accelerate sales quickly in a launch—that management has used its prep time well.”[1]

First Manhattan believes that recent comments by Glass Lewis, a third proxy advisory firm, are a strong recognition of the need for change at Vivus. Glass Lewis states that Vivus’ significant stock price underperformance is a reasonable cause for shareholder concern. In addition, Glass Lewis states that Vivus’ initial stand-alone commercialization plan for Qsymia is ill advised and that it is unclear whether Vivus’ sudden shift to seeking a commercial partner would not have occurred without pressure from First Manhattan. First Manhattan believes that Glass Lewis’ recommendation of a withhold vote for two of Vivus’ nominees is a strong endorsement for a change in the Vivus board.

“We are pleased that ISS, Egan Jones and Glass Lewis recognize the value that our nominees can bring to Vivus and its stockholders,” said Sam Colin, Senior Managing Partner at FMC.

1 ISS report; July 3, 2013

2 Egan Jones report; July 3, 2013

“While we agree with ISS’ view that we have made a compelling case for change and that we have presented a strong slate of nominees, ISS’ recommendation falls short of what Vivus’ stockholders need to fix the company: an immediate and complete change of leadership, starting with a commercially experienced CEO. Tony Zook, who will serve as Vivus’ CEO if our nominees are elected, has an all-star track record of creating multiple primary care blockbusters. He and our nine nominees are best suited to do the same with Qsymia, which will improve the quality of life for millions of people and create value for Vivus stockholders. We have a carefully constructed strategic plan to unlock the significant potential of Qsymia through the right management team, commercial partner, commercialization plan, reimbursement strategy and E.U. regulatory approval plan.

“The Vivus board and management have a plan which lacks many of these critical components, in our view. They lack the experience to execute the most complex elements such as the European approval for Qsymia through the centralized procedure.

“Before we commenced our proxy contest in March, Vivus and its sitting board were flailing in their repeated failed attempts at launching Qsymia, Vivus’ obesity drug with blockbuster potential. Only after we put public pressure on the company did the board bring on three new directors and begin to talk about finding a commercial partner for Qsymia. Vivus’ stockholders simply cannot afford to let this sitting board continue to guide their company.”

Additional details regarding FMC nominees’ strategic plan for value creation at Vivus and other materials can be found on our website http://www.ourmaterials.com/VVUS/. The execution of any strategic plan will be subject to the fiduciary duties of the directors, if elected.

Vivus stockholders are encouraged to vote the WHITE proxy card. They may still submit a WHITE proxy even if they have previously submitted a gold proxy. A properly completed WHITE proxy card or voting instruction form will automatically revoke any earlier proxy card or voting instruction submitted in respect of the meeting. If stockholders have any questions regarding their WHITE proxy card or need assistance in executing their proxy, please contact Mackenzie Partners, Inc. at (212) 929-5500 or toll-free (800) 322-2885.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts

The Abernathy MacGregor Group

Chuck Burgess / Mike Pascale

212-371-5999

clb@abmac.com / mmp@abmac.com

or

Mackenzie Partners

Larry Dennedy / Charlie Koons

212-929-5239 / 212-929-5708